EXHIBIT 10.2

FOURTH AMENDED AND RESTATED LICENSE AGREEMENT

This Fourth Amended and Restated License Agreement (“Agreement”), effective this 2nd day of November, 2011 is between the University of Chicago, an Illinois not-for-profit corporation (“UNIVERSITY”), having its principal office at 6030 S. Ellis Avenue Suite 2S, Chicago, IL 60637 and Opexa Therapeutics, Inc., a Texas corporation (“LICENSEE”), having its principal office at 2635 Technology Forest Blvd., The Woodlands, Texas 77381.  Each hereunder may be referred to separately as the (“Party”), or together as the (“Parties”).  The Parties agree:

1.           RECITALS

A.
To the best of the UNIVERSITY’s knowledge at the date of execution of this Agreement, the inventions identified in Schedule A were conceived or first reduced to practice by the UNIVERSITY as Operator of Argonne National Laboratory (ANL) in the performance of work under its U.S. Department of Energy (DOE) Prime Contract No. W-31-109-ENG-38.  Pursuant to terms of the DOE Contract and 35 USC 200 et seq., UNIVERSITY has acquired certain rights in and to said inventions.

B.	LICENSEE, a business entity specializing in the development of therapeutic products, is interested in acquiring certain rights to said inventions.

C.	UNIVERSITY is willing to grant such rights so that said inventions may be developed and used to the fullest extent for the benefit of the U.S. economy and the general public.

D.
Immediately prior to execution of this Agreement by UNIVERSITY and LICENSEE, Novartis Institutes for BioMedical Research, Inc. (“Novartis”) assigned its rights under the Third Amended and Restated License Agreement, executed on November 20, 2009 by and between the UNIVERSITY and Novartis (the “Third Amended and Restated License Agreement”), which is the predecessor to this Agreement, to LICENSEE, and LICENSEE assumed the obligations thereunder, pursuant to that certain Assignment Agreement and General Release dated November 2, 2011.

E.
In connection with the assignment from Novartis, the Parties desire to amend and restate their agreement, and the Parties agree and acknowledge that this Agreement is the entire understanding between the Parties and supersedes all previous understandings and agreements, including the Third Amended and Restated License Agreement.

2.           DEFINITIONS

   The following capitalized terms used in this Agreement shall mean:

A.
“Affiliate” means, as to any person or entity, any other person or entity, which directly or indirectly controls, is controlled by or is under common control with the Party.  Control shall mean the right to control, or actual control of, management of such other entity, whether by ownership of voting securities, by agreement, or otherwise, or the direct or indirect ownership of the maximum percentage of such stock permitted under local laws or regulations in those countries where fifty percent (50%) ownership by a foreign entity is not permitted.

B.	“Calendar Quarter” means each of the four, three-month periods ending on March 31st, June 30th, September 30th, and December 31st.

C.	“Calendar Year” means the twelve-month period ending on December 31st.

D.
“Commercially Reasonable Efforts” means the expenditure of those efforts and resources used consistent with the usual practice of LICENSEE and its Affiliates in pursuing development or commercialization of its other similar pharmaceutical products with similar market potential and at a similar stage in development.

E.	“Effective Date” means the date appearing in line 1 of this Agreement.

F.
“EU Regulatory Approval” means (a) marketing authorization approval from the EMEA and pricing and reimbursement approval in any three of France, Germany, Italy, Spain or the United Kingdom or (b) national marketing authorization approval and pricing and reimbursement approval in any three of France, Germany, Italy, Spain or the United Kingdom.

G.
“Field” means all fields of use within the diagnosis of, production of therapeutics for, or treatment of diseases and/or disorders in humans and the use in animals only for the development of such products or applications in humans.  The Field includes making stem cells and banking of stem cells for such purpose and diagnostics, drug testing, therapeutics and screening of small molecules, proteins, and/or peptides that may cause differentiation of stem cells in vitro and/or in vivo and the stem cells themselves.

H.
“FPFV” shall mean, with respect to a Product or Method, the administration of the first dose of such Product or first administration of such Method to the first patient at his first visit in a Phase IIb Clinical Trial, as applicable.

I.
“Licensed Patents” means the patents and patent applications listed on Schedule A and attached hereto, including all continuations, divisionals, and corresponding foreign patent applications and any patents that may issue therefrom and any reissues, renewals, reexaminations, substitutions, or extensions of or to any such patents or patent applications.

J.
“Licensed Product(s)” means any product covered by the scope of any Valid Claim contained in any Licensed Patent or a product made by a process, method or technique covered by the scope of any Valid Claim in any Licensed Patent or methods of using any product covered by the scope of any Valid Claim contained in any Licensed Patent.

K.
“Licensed Method(s)” means any method, procedure or process whose use or practice is within the scope of any Valid Claim of any Licensed Patents including but not limited to any service or part of selling a service, licensing a method of use or other means of deriving commercial benefit from Licensed Products.

L.
“Net Sales” means the gross sales of Licensed Product(s) and Licensed Method(s) sold or otherwise distributed in the Territory, less the following amounts directly chargeable to such sales as indicated on individual invoices:

•	Customary trade, quantity or cash discounts and rebates actually allowed and taken;

•	Amounts repaid or credited to customers on account of rejections or returns; and

•
Freight and other transportation costs, including insurance charges, and duties, tariffs, sales and excise taxes and other governmental charges based directly on Sales, turnover or delivery of such Licensed Products and actually paid of allowed by LICENSEE and its Affiliates.

Net Sales shall be determined in accordance with generally accepted accounting principles consistently applied.

M.
“Phase IIb Clinical Trial” means a controlled human clinical trial of a Licensed Product or Licensed Method in any country that is conducted in accordance with current Good Clinical Practices (cGCPs) intended to evaluate the effectiveness of such Licensed Product or Licensed Method in human patients for purposes of identifying the appropriate dose for a Phase III Clinical Trial, or that would otherwise satisfy the requirements of 21 CFR §312.21(b) or any successor regulation thereto or foreign equivalents.

N.
“Regulatory Approval” means, with respect to a Licensed Product or Licensed Method in any country or jurisdiction, approval (including where required, pricing and reimbursement approvals), registration, license or authorization from a governmental authority in a country or other jurisdiction that is necessary to market and sell such product in such country or jurisdiction.

O.
“Regulatory Filing” means, with respect to a Licensed Product or Licensed Method, any submission to a governmental authority of any appropriate regulatory application to conduct clinical trials or market a product, and shall include any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto.  For the avoidance of doubt, Regulatory Filings shall include any Investigational New Drug Application, New Drug Application (“NDA”), Biologics License Application or the corresponding application in any other country or group of countries.

P.	“Research Compositions” means stem cells created under the Licensed Patents and differentiated cells prepared from such stem cells.

Q.	“Royalties” means all amounts payable under Section 4.D and 4.E of this Agreement.

R.
“Sale” means any transaction in which a Licensed Product(s) and/or Licensed Method(s) is placed with a third party for the benefit of LICENSEE or a third party; provided "Sale" shall not include placement or use of a Licensed Product(s) and/or Licensed Method(s) with or by a third party which is for testing or experimental  purposes, including any animal or clinical trials so long as such placements are reported to the UNIVERSITY  and for which no Compensation is received.

S.
“Sales Report” means a written report or reports showing each of: (a) the Net Sales of each Licensed Product and/or Licensed Method in each country during the reporting period by LICENSEE, its Affiliates and Sublicensees; and (b) the Royalties payable, in United States dollars, which shall have accrued hereunder with respect to such Net Sales.

T.	“Sublicensee” shall mean any person, company or other entity granted a Sublicense by LICENSEE, including Affiliates of the Sublicensee.

U.	“Sublicense” shall mean any agreement entered into by LICENSEE with any person, company or other entity pursuant to which any of the rights granted to LICENSEE to the Licensed Patents are exercised.

V.
“Tangible Materials” shall mean Research Compositions, Licensed Product(s) remaining in inventory six (6) months after termination of this Agreement, all materials created in support of the marketing and sale of Licensed Product(s) and/or Licensed Method(s), and confidential documents related to the Licensed Patents.

W.	“Territory” means worldwide.

X.
“Valid Claim” means an issued claim of any unexpired Licensed Patent or a claim of any pending patent application which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, in a ruling that is unappealable or unappealed within the time allowed for appeal; which has not been rendered unenforceable through disclaimer or otherwise; and which has not been lost through an interference proceeding or irrecoverable failure to pay a maintenance fee.

3.           GRANT OF RIGHTS

A.
Grant of Rights.  Subject to the reservation described in Section 3.D below, UNIVERSITY hereby grants to LICENSEE and its Affiliates, an exclusive, non-transferable license, to make, have made, use, have used, import, offer to sell, sell and/or have sold Licensed Products and/or Licensed Method(s) within the Field and within the Territory during the term of this Agreement.

B.
Sublicense.  LICENSEE shall have the exclusive right to grant Sublicenses to and under the Licensed Patents to third parties limited to and consistent with the rights granted LICENSEE under Section 3.A within the Field and within the Territory.  LICENSEE shall provide UNIVERSITY with a copy of each Sublicense within sixty (60) days of the execution of the Sublicense.  UNIVERSITY shall treat all such Sublicenses as confidential pursuant to Section 8.B.

C.	No Other Rights. No rights in and to the Licensed Patents other than those provided in Sections 3.A. and 3.B., above, express or implied, are conveyed by UNIVERSITY.

D.
Reservation of Non-Commercial Rights.  UNIVERSITY reserves for itself the worldwide right to use the Licensed Patents and to practice the inventions claimed in the Licensed Patents for any educational and/or non-commercial research purpose it may choose at its own discretion and without any payment therefore.  UNIVERSITY shall have the right to grant non-exclusive Licenses to third parties to practice the inventions claimed in the Licensed Patents for non-commercial research purposes only.  If tangible property is provided by UNIVERSITY to LICENSEE, UNIVERSITY reserves the right to make, use and provide tangible property and to grant nonexclusive licenses to make and use such tangible property to third parties for noncommercial research purposes only.  In addition, the inventions claimed in the Licensed Patents were made with the use of funds from the United States government.  Therefore, the U.S. Government has a paid-up, royalty-free, nontransferable, worldwide, irrevocable license for government use to practice or have practiced by or on behalf of the U.S. Government the Licensed Patents.  The U.S. Government has certain other rights under 35 USC 200 et seq. and applicable regulations.

4.           LICENSE FEES, ROYALTIES, AND OTHER PAYMENTS

A.
Upfront Fee.  As partial consideration for the license granted in Section 3 of this Agreement, LICENSEE made a payment in full in December, 2004, for one hundred and seventy-five thousand U.S. dollars ($175,000).  LICENSEE is not obligated to make any further payment upon execution of this Agreement.

i.
Equity.  As partial consideration for the license granted in Section 3 of this Agreement, LICENSEE previously issued 53,462 shares of Opexa common stock to UNIVERSITY.  LICENSEE is not obligated to issue any additional shares or any other securities to UNIVERSITY.

B.	License Maintenance Fees. LICENSEE shall pay UNIVERSITY twenty thousand U.S. dollars ($20,000) as a maintenance fee on December 31, 2011.

C.
Milestone Payments.  LICENSEE shall immediately notify UNIVERSITY when the following events are accomplished by either LICENSEE, Sublicensee and/or Affiliates of either, upon which LICENSEE will pay to UNIVERSITY the following amounts:

i.	One-hundred thousand U.S. dollars ($100,000) upon FPFV of a Phase IIb Clinical Trial of a Licensed Product or Licensed Method.

ii.	Two-hundred and fifty thousand U.S. dollars ($250,000) upon first Regulatory Filing seeking Regulatory Approval for a Licensed Product or Licensed Method.

iii.	Upon first Regulatory Approval in the U.S. of a Licensed Product or Licensed Method, one million U.S. dollars ($1,000,000).

iv.	Upon first EU Regulatory Approval of a Licensed Product or Licensed Method, one hundred fifty thousand U.S. dollars ($150,000).

For the avoidance of doubt: (i) each milestone payment shall become payable only upon the first occurrence of the corresponding milestone event; (ii) none of the milestone payments shall be payable more than once regardless of how many times the corresponding milestone event is achieved and (iii) no additional milestone payments shall be due for milestone events completed for the development and commercialization of any or all of the Licensed Product(s) and/or Licensed Method(s) for additional indications or otherwise.

The sums due and payable under this Section are nonrefundable and noncreditable against Royalties except that if LICENSEE makes its first Sale of an FDA-approved Licensed Product or Licensed Method prior to December 31, 2014, two-hundred-fifty thousand U.S. dollars ($250,000) of the one million U.S. dollars ($1,000,000) Milestone Payment in Section 4.C.iii shall be creditable against Royalties.

D.
Royalties.  As partial consideration for the license granted in Section 3 of this Agreement, LICENSEE shall pay UNIVERSITY a Royalty of one and one-half percent (1.5%) of Net Sales of Licensed Product(s) and/or Licensed Method(s) by LICENSEE, its Sublicensee(s) and Affiliate(s) of either.  The Royalty obligation under this Section shall apply upon first Sale of a Licensed Product(s) and/or Licensed Method(s) whether by LICENSEE or Sublicensee or Affiliates of either.  Royalty payments shall be due quarterly and payable within sixty (60) days of the end of each Calendar Quarter beginning with the period in which the first Sale occurs.

E.
Minimum Royalties.  If the total Royalties for any Calendar Year, beginning with the first full Calendar Year following the first Sale of Licensed Product(s) and/or Licensed Method(s) by LICENSEE, Sublicensee(s), or Affiliate(s), are less than:

i.	fifty-thousand U.S. dollars ($50,000) for the first two years,

ii.	and one-hundred thousand U.S. dollars ($100,000) for each year thereafter for the life of the Agreement

LICENSEE shall pay UNIVERSITY the difference between such amount and the actual Royalties due.  Such payment shall be made at the same time payment for Royalties for the fourth quarter for such year is due.

F.
Royalty Offset.  In the event that, with respect to Net Sales of Licensed Products and/or Licensed Methods, LICENSEE is paying royalties to unaffiliated third parties for patent rights to make, use or sell Licensed Product(s) and/or Licensed Method(s), the Royalties due and payable to UNIVERSITY hereunder shall be proportionally reduced by amounts paid to third parties for licenses.  In no event shall the Royalty payable to UNIVERSITY be less than three quarters of one percent (0.75%).  A Sublicensee shall not be entitled to a Royalty Offset under this Section 4.F for any third party licenses it requires.

G.
Calculation of Royalties.  Calculation of Royalties.  Royalties shall be payable in U.S. currency within sixty (60) days after the end of each Calendar Quarter for the Term of the Agreement, beginning with the Calendar Quarter in which the first Sale of a Licensed Product(s) and/or Licensed Method(s) occurs. A royalty statement showing Net Sales for each country and a calculation of the Royalties due shall accompany each payment. Any necessary conversion of currency into United States dollar shall be at the applicable rate of exchange of as published in the Wall Street Journal on the last day of the Calendar Quarter in which such transaction occurred. Each payment shall be accompanied by a Sales Report, verified and signed by the President or Chief Financial Officer of LICENSEE and certified as accurate.

H.
Sublicense Revenue.  For each sublicense granted by LICENSEE, LICENSEE shall pay to UNIVERSITY five percent (5%) of all compensation of any type received by LICENSEE in consideration of sublicense. For the purpose of this Section, the term "compensation" shall not include (i) Royalties; (ii) payments corresponding to Milestone Payments under Section 4.C; (iii) payments and contributions of equipment,  materials, and/or services for research, (iv) reimbursement  of expenses in connection with the prosecution, maintenance or defense of patents or other intellectual property, or (v) payments for capital stock or other securities up to the fair market value of such stock or securities; any amounts in excess of fair market value will be deemed to constitute "compensation" under this Section 4.H.

I.
Overdue Payment.  Payments due to UNIVERSITY under this Agreement shall, if not paid when due under the terms of this Agreement, bear simple interest at the prime rate of interest (as published by Citibank, N.A. on the date such payment is due) plus five percent (5%), calculated on the basis of a three hundred sixty (360) day year for the number of days actually elapsed, beginning on the due date and ending on the day prior to the day on which payment is made in full.  Interest accruing under this Section shall be due UNIVERSITY on demand or upon payment of past due amounts, whichever is sooner.  The accrual or receipt by UNIVERSITY of interest under this Section shall not constitute a waiver by UNIVERSITY of any right it may otherwise have to declare a default under this Agreement or to terminate this Agreement.  Time is of the essence with respect to all payments made by LICENSEE to UNIVERSITY.

J.
Licensee Enforcement of Sublicenses.  LICENSEE shall use commercially reasonable efforts to enforce the terms of its Sublicense agreements including terminating Sublicenses for default in payment of Royalties.

K.	Full and Accurate Records.

i.
LICENSEE shall keep complete, true and accurate books and records in relation to this Agreement in accordance with its usual and customary accounting methods, which are in accordance with the International Financial Reporting Standards (IFRS) as consistently applied at LICENSEE.  Each Party will keep such books and records for at least three (3) years following the Calendar Quarter to which they pertain.

ii.
UNIVERSITY shall have the right for a period of three (3) years after receiving any Sales Report pursuant to Section 4.G to appoint an internationally-recognized independent accounting firm (which is reasonably acceptable to LICENSEE) (the “Auditor”) to inspect the relevant records of LICENSEE to verify the amounts reported in such Sales Report.  Before beginning its audit, the Auditor shall execute an undertaking acceptable to LICENSEE by which the Auditor shall keep confidential all information reviewed during such audit.  Such undertaking shall be reviewed, executed and approved in a timely manner by LICENSEE. The Auditor shall have the right to disclose to UNIVERSITY only its conclusions regarding any payments owed under this Agreement.

iii.
LICENSEE shall make its records available for inspection by such Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from UNIVERSITY, solely to verify the accuracy of the Sales Report received pursuant to Section 4.G.  Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time.  UNIVERSITY agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order.

iv.
UNIVERSITY shall pay for such audits, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any year shown by such audit of more than five percent (5%) of the amount paid, LICENSEE shall pay for such audit.  LICENSEE agrees to pay any such upward adjustment amounts, including any deficiencies identified for periods prior to the period under audit.

5.           DILIGENCE EFFORTS  A.

A.
Development Plan.  LICENSEE shall use Commercially Reasonable Efforts to carry out research, development and commercialization activities with respect to the Licensed Product(s) and/or the Licensed Method(s), and, by December 31st of each year, provide the UNIVERSITY with a report detailing such activities   Such report shall be approximately one or two pages and shall include the status of research and/or development activities, as relevant, for Licensed Products and/or Licensed Methods, including the completion or initiation of any clinical studies, any significant regulatory submissions or decisions, and any sublicensing activity.

B.
Notification of First Sale.  LICENSEE agrees to immediately notify UNIVERSITY in writing when Sales of Licensed Product(s) and/or Licensed Method(s) first occur, at which time LICENSEE’S obligation to make Royalty payments begins.

C.
Commercialization Plan.  LICENSEE agrees to use its Commercially Reasonable Efforts to prepare for the launch of Licensed Product(s) and/or Licensed Method(s).  No less than twelve (12) months prior to the projected launch of Licensed Product(s) and/or Licensed Method(s) and by December 31 of the first three full years following  first Sale, LICENSEE agrees to provide UNIVERSITY  a commercial  plan for the marketing  and sale of Licensed Product(s) and/or Licensed Method(s). UNIVERSITY shall keep all commercialization plans and related documents confidential pursuant to Section 8 hereof.

6.           PATENT PROSECUTION AND MAINTENANCE

A.
Prosecution and Maintenance.  UNIVERSITY shall be solely responsible for the preparation, filing, prosecution and maintenance of the Licensed Patents.  LICENSEE agrees to cooperate, and agrees to cause its Sublicensees and Affiliates of either to cooperate, with UNIVERSITY in preparation, filing, prosecution and maintenance of the Licensed Patents by disclosing such information as may be necessary for the same and by promptly executing such documents as UNIVERSITY may reasonably request in connection therewith.  LICENSEE and its Sublicensees and Affiliates of either shall bear their own costs in connection with their cooperation with UNIVERSITY under this Section.  UNIVERSITY will provide LICENSEE copies of all material documents received or prepared by UNIVERSITY in prosecution and maintenance of Licensed Patents.  UNIVERSITY shall provide copies in a timely manner to allow LICENSEE an opportunity to comment and request changes.  UNIVERSITY shall reasonably include comments of LICENSEE in the prosecution of Licensed Patents.

B.
Patent Costs.  LICENSEE agrees to pay all necessary and reasonable third party fees and expenses incurred by UNIVERSITY in obtaining and maintaining the Licensed Patents, including those incurred by UNIVERSITY prior to the Effective Date of this Agreement.  Payment for fees and expenses incurred after the Effective Date shall be invoiced to LICENSEE on a monthly basis and LICENSEE agrees to pay such invoices within sixty (60) days of receipt.  LICENSEE shall raise any objections to such amounts invoiced within the sixty (60) day time period for payment.

C.
Election Not to Pay Patent Costs.  If LICENSEE decides to no longer support patent costs for a specific Licensed Patent listed in Schedule A, or a particular jurisdiction for a specific Licensed Patent listed in Schedule A, or a particular issued or pending patent application claiming priority to a Licensed Patent listed in Schedule A, LICENSEE shall notify UNIVERSITY in writing.  Upon receipt of such notice, the patent rights at issue will thereafter be excluded from the license granted hereunder, and UNIVERSITY shall be free to license such rights to third parties, without any further obligation to LICENSEE.  LICENSEE shall continue to reimburse UNIVERSITY for all costs incurred up to the date fourteen (14) days after the date of receipt of notice that UNIVERSITY cannot reasonably avoid.

D.
Failure to Pay Patent Costs.  If LICENSEE declines or fails to make advance payments or pay or reimburse UNIVERSITY for all or any portion of the patent fees and expenses as required by Section 6.B for any Licensed Patent, LICENSEE’s rights with respect to all such applications and patents for which LICENSEE fails to make advance payments or does not reimburse UNIVERSITY shall terminate effectively thirty (30) days after written notice from UNIVERSITY requesting such payment, unless payment is made in full within such time.  Upon such termination of patent rights, the patent rights at issue will thereafter be excluded from the license granted hereunder, and UNIVERSITY shall be free to license such rights to third parties, without any further obligation to LICENSEE.  Not withstanding the foregoing, failure to pay patent costs hereunder is a material breach of this Agreement and the UNIVERSITY has the right to terminate the Agreement as defined in Section 11.B.

7.           WARRANTIES; INDEMNIFICATION, ASSUMPTION OF RISK; INSURANCE

A.
Disclaimers of Warranties.  UNIVERSITY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, UNDER THIS AGREEMENT.  IN PARTICULAR, UNIVERSITY DISCLAIMS ANY WARRANTY WITH RESPECT TO THE INVENTION(S) CLAIMED IN LICENSED PATENTS OR WITH RESPECT TO THE LICENSED PATENTS THEMSELVES, INCLUDING BUT NOT LIMITED TO, ANY REPRESENTATIONS OR WARRANTIES ABOUT (i) THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE LICENSED PATENTS; (ii) THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY INFORMATION PROVIDED BY UNIVERSITY TO LICENSEE, ITS SUBLICENSEES OR AFFILIATES OF EITHER, WITH RESPECT TO THE INVENTION(S) CLAIMED IN THE LICENSED PATENTS OR WITH RESPECT TO THE LICENSED PATENTS THEMSELVES AND ANY PRODUCTS DEVELOPED FROM OR COVERED BY THEM; (iii) WHETHER THE PRACTICE OF ANY CLAIM CONTAINED IN ANY OF THE LICENSED PATENTS WILL OR MIGHT INFRINGE A PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OWNED OR LICENSED BY A THIRD PARTY; (iv) THE PATENTABILITY OF ANY INVENTION CLAIMED IN THE LICENSED PATENTS; OR (v) THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY PROCESS MADE OR CARRIED OUT IN ACCORDANCE WITH OR THROUGH THE USE OF LICENSED PATENTS.  IN ADDITION, UNIVERSITY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

B.
Indemnification.  LICENSEE agrees, and agrees to cause any Sublicensee and Affiliates of either to, indemnify, defend and hold harmless UNIVERSITY, Affiliates, and all trustees, directors, officers, employees, fellows and agents of any of the foregoing (collectively the “Indemnified Persons”) from and against any and all claims, demands, loss, damage, penalty, cost or expense (including attorneys’ and witnesses’ fees and costs) of any kind or nature, arising out of, or otherwise relating to this Agreement, including without limitation (i) any claims arising from the development, production, use, sale, license or other disposition of Licensed Product(s) and/or Licensed Method(s) and all activities associated therewith, or (ii) any use of information provided by UNIVERSITY to LICENSEE, its Sublicensees or Affiliates of either.  UNIVERSITY shall be entitled to participate at their option and expense through counsel of their own selection, and may join in any legal actions related to any such claims, demands, losses, damages, costs, expenses and penalties.  LICENSEE, its Sublicensees and Affiliates of either, shall not enter into any settlement affecting any rights or obligations of any Indemnified Person or which includes an express or implied admission of liability, negligence or wrongdoing by any Indemnified Person, without prior written consent of such Indemnified Person.

C.
Assumption of Risk.  The entire risk as to the performance, safety, and efficacy of Licensed Products, Licensed Methods, or any invention claimed in the Licensed Patents is assumed by LICENSEE, its Sublicensees and Affiliates of either.  Indemnified Persons shall not, except for their intentional misconduct or gross negligence, be responsible or liable for any injury, loss, or damage of any kind, including but not limited to direct, indirect, any Sublicensee, Affiliates of either or customers or any person or entity, regardless of legal theory for any activity undertaken in connection with this Agreement, Licensed Patents, Licensed Methods, or Licensed Products and all activities associated therewith.  The above limitations on liability apply even though the Indemnified Person may have been advised of the possibility of such injury, loss or damage.  LICENSEE shall not and shall cause its Sublicensees and Affiliates of either to not, make any agreements, statements, representations or warranties or accept any liabilities or responsibilities whatsoever with regard to any person of entity, which are inconsistent with this Section 7.C.

D.
Insurance.  LICENSEE agrees, and agrees to cause its Sublicensees and Affiliates of either to agree, to maintain liability insurance that shall cover any claims from bodily injury, property, or other damage alleged to relate to Licensed Products, Licensed Methods, or activities undertaken in connection with this Agreement, Licensed Patents, Licensed Methods, or Licensed Products, including the development, manufacture, use, sale or other disposition of Licensed Products and/or Licensed Methods and all activities associated therewith. LICENSEE, Sublicensees or Affiliates of either will list UNIVERSITY and its Affiliates, at LICENSEE’S, Sublicensees’ or Affiliates of either’s expense, whichever is relevant, as additional named insureds under each liability insurance policy (including excess or umbrella liability policies) that LICENSEE, Sublicensees and Affiliates of either have or shall obtain that includes any coverage of claims relating to Licensed Products and/or Licensed Methods.  Such insurance shall be primary and noncontributory to any insurance UNIVERSITY and its Affiliates may have.  At UNIVERSITY’s request, LICENSEE, Sublicensees or Affiliates of either will supply UNIVERSITY in writing at least thirty (30) days prior to any termination of or change in coverage under any such policies.

8.           CONFIDENTIAL INFORMATION AND PUBLICATION

A.
All information submitted by one Party to the other concerning Licensed Product(s), Licensed Method(s), and/or the invention(s) claimed in the Licensed Patents shall be considered confidential (“Confidential Information”) and shall be utilized by the receiving Party only pursuant to the licenses granted hereunder.  During the term of this Agreement and for a period of five (5) years thereafter, neither Party shall disclose to any third party any Confidential Information received from the other Party without the specific written consent of such Party.  The foregoing shall not apply where Confidential Information a) was or becomes public through no fault of the receiving Party, b) was, at the time of receipt, already in the possession of the receiving Party as evidenced by its written records, c) was obtained from a third party legally entitled to use and disclose the same, or d) is required by law to be disclosed to a governmental agency.

B.
UNIVERSITY agrees to preserve as confidential any and all trade secrets, privileged records or other proprietary information belonging to LICENSEE or its Affiliates or Sublicensees marked as Confidential and disclosed to the UNIVERSITY.  For disclosure of confidential or proprietary information belonging to LICENSEE or its Affiliates or Sublicensees by oral communication, such disclosure will be reduced to writing, marked as Confidential, and sent to UNIVERSITY within two (2) weeks of such disclosure to UNIVERSITY.

C.
LICENSEE acknowledges the UNIVERSITY’s strong institutional policy favoring the retention of public rights and dependence upon publication as essential means of exchange.  UNIVERSITY shall have the right to publish the results of and disseminate information to the extent that proprietary trade secrets or confidential information provided by LICENSEE or its Affiliates or Sublicensees to UNIVERSITY are not disclosed.

9.           MARKETING AND ADVERTISING.  Each Party agrees not to use the name of the other Party in any commercial activity, press releases, marketing, advertising or sales brochures except with the prior written consent of the other Party, which consent may be granted or withheld in such Party’s sole discretion.  LICENSEE further agrees not to use and shall prohibit its Sublicensees and Affiliates of either from using the name of the University of Chicago or Argonne National Labs, in any commercial activity without the prior written consent of the UNIVERSITY.  LICENSEE may, upon receiving approval from UNIVERSITY, apply such approval to subsequent iterations of the same activity provided that the content and presentation of the approved material is not changed in terms of scope, scale, or purpose.  For additional clarification by example, it is intended that for approved material used in presenting to potential investors of LICENSEE the approved material may be presented to several investors at different times without need for approval of each presentation.

10.           INFRINGEMENT

A.
Notice of Infringement.  In the event of an infringement of a Licensed Patent, each Party shall give the other written notice if one of them becomes aware of any infringement by a third party of any Licensed Patent.  Upon notice of any such infringement, the parties shall promptly consult with one another with a view toward reaching the agreement on a course of action to be pursued.

B.
LICENSEE’s Right to Bring Infringement Action.  If a third party infringes any patent included in Licensed Patents within the Field, LICENSEE shall have the right to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise with the permission of UNIVERSITY.  Before LICENSEE commences an action with respect to an infringement of such patents, LICENSEE shall give careful consideration to the views of UNIVERSITY and to potential effects on the public interest in making its decision whether or not to sue.  LICENSEE agrees to notify UNIVERSITY of its intention to bring an action or proceeding prior to filing the same within sixty (60) days after notification under Section 10.A.  LICENSEE agrees to hire counsel reasonably acceptable to UNIVERSITY.  LICENSEE shall keep UNIVERSITY timely informed of material developments in the prosecution or settlement of such action or proceeding.  LICENSEE shall be responsible for all costs and expenses of any action or proceeding against infringers, which LICENSEE initiates.  UNIVERSITY may be represented by counsel in any such legal proceedings acting in an advisory but not controlling capacity, the expense of which shall be subject to reimbursement by LICENSEE.  UNIVERSITY shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action or proceeding and by executing and making available such documents as LICENSEE may reasonably request.  LICENSEE agrees to promptly reimburse UNIVERSITY for its reasonable third party out-of-pocket fees and expenses incurred in joining an action or proceeding or cooperating with LICENSEE.  All amounts of every kind and nature recovered from an action or proceeding of infringement by LICENSEE shall belong to LICENSEE.  After deduction of fees and expenses of both parties to this Agreement, any remaining amounts recovered shall be considered Net Sales under this Agreement and subject to Royalty payments in accordance with Section 4.D.

C.
LICENSEE Discretion.  The prosecution, settlement, or abandonment of any action or proceeding under Section 10.B shall be at LICENSEE’s reasonable discretion provided that LICENSEE has timely informed UNIVERSITY of material developments of such action.  LICENSEE shall not have any right to surrender any of UNIVERSITY’s rights to the Licensed Patents or Licensed Methods, or to grant any infringer any of UNIVERSITY’s rights to the Licensed Patents or Licensed Methods without UNIVERSITY’s written consent.

D.
UNIVERSITY’s Right to Bring Infringement Action.  If LICENSEE declines or fails to take action to abate an infringement within sixty (60) days of notification under Section 10.A, UNIVERSITY shall have the right, at its sole discretion, to take action, including to institute and prosecute an action or proceeding, to abate such alleged infringement and to resolve such matter by settlement or otherwise.  LICENSEE shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action and by executing and making available such documents as UNIVERSITY may reasonably request.  If the amounts recovered by UNIVERSITY exceed its reasonable third party fees and expenses, UNIVERSITY agrees to pay LICENSEE for its reasonable third party expenses incurred by it in cooperating in the action or proceeding.  Except as specifically provided in this Section 10.D, UNIVERSITY shall have the right to retain all amounts recovered of every kind and nature.  Amounts recovered by UNIVERSITY shall not be considered Net Sales under this Agreement and shall not be construed to affect LICENSEE’s rights under this Agreement to sublicense the Licensed Patents and/or Licensed Methods provided, however, that once the UNIVERSITY has instituted legal proceedings against, or settlement discussions with, an alleged infringer under this Section 10.D, LICENSEE shall not grant a sublicense to such alleged infringer without the prior written consent of UNIVERSITY.

11.           TERM AND TERMINATION

A.	Term. Unless terminated earlier pursuant to Section 11.B or 11.C of this Agreement, this Agreement shall terminate on the date of expiration of the last to expire of the Licensed Patents.

B.	UNIVERSITY’s Right to Terminate. UNIVERSITY shall have the right to terminate this Agreement as follows, in addition to all other available remedies:

i.
If LICENSEE fails to pay any Royalties, Patent Costs or other payment when due, this Agreement shall terminate effective ninety (90) days after UNIVERSITY’s written notice to LICENSEE to such effect, unless LICENSEE makes such payment within the ninety (90) days or has cured such failure to the satisfaction of the UNIVERSITY.

ii.
If LICENSEE fails to comply with any material obligation of this Agreement other than an obligation to make a Royalty or other payment when due, the UNIVERSITY may at its sole discretion terminate the Agreement effective ninety (90) days after UNIVERSITY’s written notice to LICENSEE describing such failure, unless LICENSEE cures such failure to the satisfaction of UNIVERSITY within the ninety (90) days.

iii.
If LICENSEE shall have filed by or against it a petition under any bankruptcy or insolvency law and such petition is not dismissed within ninety (90) days of its filing, or if LICENSEE makes an assignment of all or substantially all of its assets for the benefit of its creditors UNIVERSITY may terminate this Agreement by written notice effective as of the (i) date of filing by LICENSEE of any such petition, (ii) date of any such assignment to creditors, or (iii) end of the ninety (90) days if a petition is filed against it and not dismissed by such time, whichever is applicable.

iv.
If LICENSEE shall be dissolved, liquidated or otherwise ceases to exist, other than for reasons specified in this Section 11, this Agreement shall automatically terminate as of (i) the date articles of dissolution or a similar document is filed on behalf of LICENSEE with the appropriate government authority or (ii) the date of establishment of a liquidating trust or other arrangement for the winding up of the affairs of LICENSEE.  Any previous waiver by the UNIVERSITY, of the UNIVERSITY’s right to terminate this Agreement, shall not constitute a waiver on any subsequent right of the UNIVERSITY to terminate under this Section 11.

v.
UNIVERSITY shall have the right to immediately terminate this Agreement in the event that LICENSEE challenges, directly or indirectly, the validity or enforceability of any of the Licensed Patents before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction.  Notwithstanding the foregoing, UNIVERSITY will not have the right to terminate this Agreement on account of any action taken by LICENSEE in connection with its prosecution or defense of (i) LICENSEE’s owned intellectual property or (ii) third-party intellectual property controlled by LICENSEE.

C.	LICENSEE’s Right to Terminate. LICENSEE may terminate this Agreement at any time by giving UNIVERSITY ninety (90) days, prior written notice.

D.
Post Termination Obligations of LICENSEE.  Upon the termination of this Agreement pursuant to Section 11.B or 11.C, all rights of LICENSEE to use the Licensed Patent(s) and Licensed Method(s), and any other rights conferred to LICENSEE by this Agreement, shall immediately thereafter cease.  Upon such termination, and upon request of UNIVERSITY, all Tangible Materials shall be either transferred to UNIVERSITY or destroyed in part or in whole by LICENSEE; provided LICENSEE may elect to destroy biological materials in lieu of transferring them to UNIVERSITY.  LICENSEE shall provide to the UNIVERSITY a certification that such partial or complete destruction has been completed.  LICENSEE shall not thereafter operate or conduct business under any name or mark and in any manner in the Territory that might tend to create the impression that this Agreement is still in force, or that LICENSEE has any right to use any Licensed Patent(s), Licensed Method(s), any trademark or servicemark of UNIVERSITY, and/or any Tangible Material.  All payments including fees and costs due under this Agreement and not paid yet shall become immediately due and payable.  Upon expiration or termination, LICENSEE shall cease using UNIVERSITY’s name.

E.
Survival.  All causes of action accruing to either party under this Agreement shall survive termination for any reason, as well as (1) LICENSEE’S obligation to pay Royalties, Patent Costs, fees and other payments accrued prior to the date of termination and which were not paid or payable before termination, and (2) LICENSEE’s obligation to report Net Sales and to keep records as set forth in this Agreement, and (3) all provisions inclusive from Section 7 to Section 8 survive termination or expiration of the Agreement.  During the six (6) month period following termination of this Agreement, LICENSEE may sell inventory existing or in the process at the time of termination.  Such Sales shall be subject to the Royalty obligations under Section 4.D.

F.
Termination and Sublicenses.  If this Agreement is terminated for any reason, UNIVERSITY agrees that upon the Sublicensee’s notice as described below and provided the Sublicensee is not in breach of its Sublicense, UNIVERSITY shall grant to such Sublicensee license rights and terms equivalent to the Sublicense rights and terms which the Sublicense shall have granted to the Sublicensee; provided that Sublicensees within sixty (60) days of receiving the notice of termination provides to UNIVERSITY written notice wherein the Sublicensee:  (i) agrees to abide by the terms and conditions of this Agreement applicable to LICENSEE and to discharge directly all pertinent obligations of LICENSEE hereunder; provided that if the payments of Sublicensee pursuant to the terms of the Sublicense are greater than the payments owed under this Agreement, Sublicensee’s royalty and other payment obligations shall be modified to match those of the Sublicense, and (ii) acknowledges that UNIVERSITY shall have no obligations to the Sublicensee other than its obligations set forth in this Agreement with regard to LICENSEE.

12.           EXPORT REGULATIONS.  Licensed Products, Licensed Methods, and technical data and information delivered under this Agreement may be subject to United States export control laws and may also be subject to export or import regulations in other countries.  LICENSEE agrees to comply strictly with all such laws and regulations and acknowledges that LICENSEE has the responsibility to obtain such licenses to export, re-export, or import Licensed Products, Licensed Methods, or other technical data and information delivered under this Agreement as may be required by applicable laws or regulations.  To the extent that the United States Export Control Regulations are applicable, neither LICENSEE nor UNIVERSITY shall, without having first fully complied with such regulations, (i) knowingly transfer, directly or indirectly, any unpublished technical data obtained or to be obtained from the other party hereto to any destination, or (ii) knowingly ship, directly or indirectly, any product produced using such unpublished technical data to any destination.  LICENSEE acknowledges that the export of any products and/or technical data from the United States may require export control licenses by LICENSEE, and may result in LICENSEE subjecting itself to criminal liability under U.S. laws.

13.           U.S. COMPETITIVENESS.  LICENSEE agrees that any Licensed Product(s) and/or Licensed Method(s) for use or sale in the United States shall be manufactured substantially in the United States to the extent required by 35 United States Code Section 204 and nothing here shall limit or restrict LICENSEE’s right to file and obtain a waiver of such manufacturing requirement in accordance with applicable laws and regulations.

14.           ENTIRE AGREEMENT, AMENDMENT, WAIVER.  The Agreement together with the Schedule attached hereto constitute the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or oral agreements or understandings (express or implied) between them concerning the same subject matter.  The Agreement may not be amended or modified except in writing signed by duly authorized representatives of each Party.  No waiver of any default hereunder by either Party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.

15.           NOTICE.  Any notice required or otherwise made pursuant to this Agreement shall be in writing, sent by registered or certified mail properly addressed, or by facsimile with confirmed answer-back, to the other Party at the address set forth below or at such other address as may be designated by written notice to the other Party.  Notice shall be deemed effective three (3) business days following the date of sending such notice if by mail, on the day following deposit with an overnight courier, or upon confirmed answer-back if by facsimile.

IF to UNIVERSITY: University of Chicago UChicagoTech, Attn: Director 6030 S. Ellis Avenue Suite 2S Chicago, IL 60637	IF to LICENSEE: Opexa Therapeutics, Inc. Attn: Neil K. Warma, President & Chief Executive Officer 2635 Technology Forest Blvd. The Woodlands, Texas 77381

16.           ASSIGNMENT.  This Agreement shall be binding on the Parties hereto and upon their respective successors and assigns.  Notwithstanding Section 3.A, either Party may at any time, upon written notice to the other Party, assign or delegate to a successor to all or substantially all of its business or an Affiliate of such Party any of its rights and obligations hereunder, provided that any such assignment or delegation shall in no event relieve either Party of its primary responsibility for the same.  Except as provided in the preceding sentence, and except as provided in Section 11.B(3), LICENSEE may not assign this Agreement without the prior written consent of UNIVERSITY, which consent shall not be unreasonably withheld, and any attempted assignment in violation thereof shall be void.  UNIVERSITY may assign this Agreement at any time to any third party on written notice to LICENSEE.  In such event, the assignee shall be substituted for UNIVERSITY as a party hereto, and UNIVERSITY shall no longer be bound hereby.

17.           GOVERNING LAW.  To the extent there is no applicable federal law, the interpretation and performance of this Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be fully performed in that state.

18.           COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives and signed below,

University of Chicago		Opexa Therapeutics, Inc.

By:	/s/ Alan Thomas	By:	/s/ Neil K. Warma
Name:	Alan Thomas	Name:	Neil K. Warma
Title:	Director, UChicagoTech	Title:	President & Chief Executive Officer

Date:	November 2, 2011	Date:	November 2, 2011

SCHEDULE A

UChicagoTech Case #ANL-02-021

US Patent Application – 12/954,200, title “Human stem cell materials and methods”

Nationalized PCT applications:                                                      11152200.9EPO; 03781813.5EPO; 2,505,394 CA